ePlus Announces Stock Repurchase Program

HERNDON, VA – July 31, 2008 – ePlus inc. (OTC: PLUS– news) announced that its board of directors has authorized a share repurchase plan commencing no earlier than August 4, 2008.  The new repurchase plan is for a twelve-month period ending no later than August 4, 2009 of up to 500,000 shares of ePlus’ outstanding common stock.  The purchases may be made from time to time in the open market, or in privately negotiated transactions, subject to availability.  Any repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes.  ePlus had approximately 8.3 million shares of common stock outstanding as of July 21, 2008.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 30+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus®, is a registered trademark of ePlus inc.

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; a decrease in the capital spending budgets of our customers; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this release is as of July 31, 2008. ePlus undertakes no duty to update this information.